EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT, effective as of January 1, 2018 (this “Agreement”), by and between Associated Banc-Corp, a Wisconsin corporation (the “Company”), and [Name] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Associated Bank, National Association, a wholly owned subsidiary of the Company (the “Bank”), as applicable, will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (defined below).  In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.

Certain Definitions.

(a)

“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

(b)

“Annual Base Salary” means the Executive’s annual rate of base salary as in effect immediately prior to the Effective Date or at any time during the Protection Period, whichever is higher; provided that such amounts shall be determined without giving effect to any reduction in base salary that constitutes Good Reason under this Agreement.

(c)

“Change of Control” means:

(1)

An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(c)(1), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliated Entity, or (iv) any acquisition by any entity pursuant to a transaction that complies with Section 1(c)(3)(A), Section 1(c)(3)(B) and Section 1(c)(3)(C); or

(2)

A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 1(c)(2), any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(3)

The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent body or committee), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)

The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)

“Company Supplemental Executive Retirement Plan” means the Associated Banc-Corp Supplemental Executive Retirement Plan, as such plan is amended and/or restated from time to time.

(e)

“Effective Date” means the first date during the Term on which a Change of Control occurs.

(f)

“Interest” means interest at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code.

(g)

“Relevant Assumptions” assume that (i) the Executive is the age that the Executive would have been on the [second or third] anniversary of the Date of Termination, (ii) the Executive’s compensation equals the Executive’s compensation (within the meaning of the applicable plan) for the year in which the Date of Termination occurs or the year in which the Effective Date occurs, whichever is higher, (iii) the Executive makes the maximum elective deferral possible under each plan and the law and (iv) the terms of the plans in effect immediately prior to the Change of Control and the applicable code limits in effect as of such date govern the calculation of the benefit.

(h)

“Target Annual Bonus” means the Executive’s target annual bonus for the year in which the Date of Termination or Effective Date occurs, whichever is higher; provided that such target annual bonus shall be determined without giving effect to any reduction to the Executive’s target annual bonus that constitutes Good Reason under this Agreement.

(i)

“Term” means the period commencing on January 1, 2018 and ending on December 31, 2020; provided, however, that, commencing on December 31, 2019, and on each anniversary of such date (such date and each anniversary thereof, the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least sixty (60) days prior to the Renewal Date, the Company shall give notice to the Executive that the Term shall not be so extended.  Notwithstanding the foregoing, if prior to the Effective Date, the Executive’s employment terminates for any reason, the Term and this Agreement shall automatically terminate immediately.

Section 2.

Change of Control Protection Period.  The Company and/or the Bank, as applicable, hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of (a) second anniversary of the Effective Date and (b) if the Company delivered a notice of non-renewal to the Executive prior to the Effective Date in accordance with Section 1(i), the last day of the then-effective Term (such period, the “Protection Period”).  The Protection Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3.

Termination of Employment.

(a)

Death or Disability.  Upon the Executive’s death during the Protection Period, the Executive’s employment shall terminate.  If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Protection Period (pursuant to the definition of Disability), it may give to the Executive written notice in accordance with Section 12(c);of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company and/or the Affiliated Entities shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  “Disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b)

Cause.  The Company may terminate the Executive’s employment during the Protection Period with or without Cause.  “Cause” means:

(1)

the Executive’s conviction of, or plea of guilty or no contest to, a charge of commission of a felony; or

(2)

the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 3(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or the Affiliated Entities.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Entities and is not publicly-traded, the board of directors of the ultimate parent of the Company, (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or the Affiliated Entities.

(c)

Good Reason.  The Executive’s employment may be terminated during the Protection Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means actions taken by the Company or an Affiliated Entity, or a failure of the Company or an Affiliated Entity to act, in each case, following a Change of Control, resulting in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include, without limitation:

(1)

(A) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to the Effective Date, (B) a material change in the Executive’s authority, reporting responsibilities, titles or offices as in effect immediately prior to the Effective Date, or any removal of the Executive from such positions or (C) a material change in the authorities, duties or responsibilities of the individual to whom the Executive reports as in effect immediately prior to the Effective Date;

(2)

A material reduction by the Company of the Executive’s Annual Base Salary;

(3)

(A) a material reduction in the Executive’s level of participation in or bonus opportunity under any annual bonus plan available to the Executive immediately prior to the Effective Date, or, if higher, at any time during the Protection Period or (B) a failure by the Company to continue any bonus plan in which the Executive was entitled to participate immediately prior to the Effective Date (or establish and maintain a substantially similar successor plan)  that materially affects the Executive’s total compensation from the Company;

(4)

(A) a material reduction in the Executive’s level of participation in or incentive opportunity under any equity compensation plan available to the Executive immediately prior to the Effective Date, or, if higher, or at any time during the Protection Period; or (B) the failure by the Company to continue in effect any equity compensation plan in which the Executive participated immediately prior to the Effective Date (or establish and maintain a substantially similar successor plan) that materially affects the Executive’s total compensation from the Company;

(5)

the transfer of the Executive to a location that would increase the Executive’s present commute by more than fifty (50) miles, except for required travel on Company business to an extent substantially consistent with the Executive’s business travel obligations prior to the Effective Date;

(6)

(A) the failure by the Company to continue in effect any welfare benefit or retirement plan in which the Executive participated in or was provided coverage under as of immediately prior to the Effective Date, (B) the taking of any action by the Company which would have an adverse effect on the Executive’s participation in or reduce the benefits under any of such plans or deprive the Executive of any fringe benefit enjoyed by the Executive immediately prior to the Effective Date, or (C) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive was entitled as of immediately prior to the Effective Date; provided that, any such change materially affects the total benefits the Executive is eligible to receive from the Company; or

(7)

any other action or inaction that constitutes a material breach by the Company or an Affiliated Entity of this Agreement, including any failure by the Company to obtain the assumption of this Agreement and performance of this Agreement by any successor as contemplated in Section 11(c).

To invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (7) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or the Affiliated Entity shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  If the Company or the Affiliated Entity fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, no later than two years following the initial existence of such condition.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (7) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d)

Notice of Termination.  Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto delivered in accordance with Section 12(c).  “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)

Date of Termination.  “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, which Date of Termination shall be not more than thirty (30) days after the later of the delivery of the Notice of Termination, and, in the case of a resignation by the Executive for Good Reason, shall not be earlier than the expiration of the Cure Period, unless the Company has notified the Executive that it is not going to cure, (2) if the Executive’s employment is terminated by the Company other than for Cause or by reason of death or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination or such later date specified in the Notice of Termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 4.

Obligations of the Company upon Termination.

(a)

By the Executive for Good Reason; by the Company Other than for Cause, Death or Disability.  If, during the Protection Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

(1)

the Company shall pay to the Executive, in a lump sum, in cash, as soon as reasonably practicable following the Date of Termination, but in no event later than the twentieth (20th) day following the Date of Termination, the aggregate of the following amounts:

(A)

an amount equal to the sum of (i) the Executive’s annual rate of base salary through the Date of Termination to the extent not theretofore paid; (ii) the Executive’s business expenses that are reimbursable pursuant to the Company’s policies but have not been reimbursed as of the Date of Termination; (iii) the Executive’s annual incentive award for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such award has been determined but not paid as of the Date of Termination; and (iv) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and (iv) above, the “Accrued Obligations”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the annual base salary or annual incentive award described in clause (i) or (iii) above, then for all purposes of this Section 4;(including Section 4(b); and Section 4(c)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (i) or (iii), and such portion shall not be considered as part of the Accrued Obligations; but shall instead be an Other Benefit (as defined in Section 5 below);

(B)

an amount equal to the product of (i) [two or three] and (ii) the sum of the Annual Base Salary and the Target Annual Bonus;

(C)

an amount equal to the product of (i) the Target Annual Bonus, and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Executive’s annual bonus for the fiscal year of the Date of Termination, then for all purposes of this Section 4;(including Section 4(b); and Section 4(c)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the Pro Rata Bonus and such portion shall be considered an Other Benefit;

(D)

an amount equal to the product of (i) the monthly premium as in effect on the Date of Termination for coverage under the Company’s or an Affiliated Entity’s medical and dental plans for purposes of continuation coverage under Section 4980B of the Code and the monthly employer and employee premiums paid in respect of the Executive’s Company provided life insurance benefit immediately prior to the Date of Termination, in each case, with respect to the maximum level of coverage in effect for the Executive and his or her spouse and dependents as of immediately prior to the Date of Termination, and (ii) [thirty-six (36) or twenty-four (24)], which payment shall be in addition to the right to continue or convert coverage under the Company’s medical, dental and life insurance plans in which the Executive participated immediately prior to the Date of Termination;

(E)

an amount equal to the maximum employer contributions under the Company 401(k) and Employee Stock Ownership Plan and the Company Supplemental Executive Retirement Plan, in each case, as in effect immediately prior to the Effective Date or, if more favorable to the Executive, as in effect at any time during the Protection

Period or under any successor tax-qualified and excess or supplemental defined contribution plans sponsored by the Company or an Affiliated Entity in which the Executive participates as of immediately prior to the Date of Termination, that the Executive would receive (excluding any potential earnings or interest credits for periods after the Executive’s Date of Termination) if the Executive’s employment continued for [thirty-six (36) or twenty-four (24)] months following the Date of Termination, with such amount to be calculated based on the Relevant Assumptions to the extent applicable; and an amount equal to the maximum benefit the Executive would have accrued under the Company Retirement Account Plan and the Company Supplemental Executive Retirement Plan, in each case, as in effect immediately prior to the Effective Date or, if more favorable to the Executive, as in effect at any time during the Protection Period or under any successor tax-qualified and excess or supplemental defined benefit or cash balance plans sponsored by the Company or an Affiliated Entity in which the Executive participates as of immediately prior to the Date of Termination, that the Executive would receive (excluding any potential earnings or interest credits for periods after the Executive’s Date of Termination) if the Executive’s employment continued for [thirty-six (36) or twenty-four (24)] months following the Date of Termination, with such amount to be calculated based on the Relevant Assumptions to the extent applicable;

(2)

outplacement services at an executive level and commensurate with the Executive’s position and duties as of immediately prior to the Effective Date to be provided by an outplacement provider selected by mutual agreement between the Executive and the Company prior to the Effective Date; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination;

(3)

any outstanding and unvested equity compensation awards held by the Executive shall vest in accordance with the terms of the applicable equity plan and award agreements governing such awards; and

(4)

except as otherwise set forth in the first sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits in accordance with the terms of the underlying plans or agreements.

(b)

Death.  If the Executive dies following the occurrence of an event that gives rise to payments under Section 4(a), any remaining or unpaid benefits shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designate, or, if there is no such designee, to the Executive’s estate.  If the Executive’s employment is terminated by reason of the Executive’s death during the Protection Period, the Company shall timely pay or provide the Executive’s estate or beneficiaries with the Accrued Obligations, the Pro Rata Bonus and the Other Benefits, at the time or times specified in Section 4(a)(1) and subject to the proviso set forth in Section 4(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Entities to the estates and beneficiaries of peer executives of the Company and the Affiliated Entities under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Entities and their beneficiaries.

(c)

Disability.  If the Executive incurs a Disability following the occurrence of an event that gives rise to payments under Section 4(a), any remaining or unpaid benefits shall be paid in accordance with the terms of this Agreement to the Executive.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Protection Period, the Company shall timely pay or provide the Executive with the Accrued Obligations, the Pro Rata Bonus and the Other Benefits, at the time or times specified in Section 4(a)(1) and subject to the proviso set forth in Section 4(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Entities to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Entities and their families.

(d)

Cause; Other than for Good Reason.  If, during the Protection Period, the Executive’s employment is terminated for Cause or the Executive voluntarily terminates employment, excluding a termination for Good Reason, the Company shall timely pay or provide to the Executive the Accrued Obligations and the Other Benefits, at the time or times specified in Section 4(a)(1) to the extent applicable, and shall have no other severance obligations under this Agreement.

Section 5.

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Executive may qualify, nor, subject to Section 12(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Entities.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Entities at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason under this Agreement shall be treated as such under this Agreement, even if it is also a “retirement” for purposes of any other plan or arrangement.

Section 6.

No Duplication of Benefits; No Mitigation.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(a), the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Entities, unless otherwise specifically provided therein in a specific reference to this Agreement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 7.

Full Settlement; Legal Fees.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or an Affiliated Entity may have against the Executive or others.  The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from the Executive), at any time from the Change of Control through the Executive’s remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the Change of Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, an Affiliated Entity, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive seeking to obtain or enforce any right or benefit provided by this Agreement).

Section 8.

Certain Reductions in Payments.

(a)

Anything in the Agreement to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.  For purposes of all present-value determinations required to be made under this , the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.

(b)

If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company, the Affiliated Entities and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that are parachute payments in the following order:  (1) outplacement benefits under Section 4(a)(2), (2) any other non-cash and non-equity benefits payable to the Executive, and (3) any cash payments payable under Section 4(a)(1), beginning, in each case, with the payments or benefits that are to be paid or provided the farthest in time from the Date of Termination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”).  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company (as applicable) together with Interest; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with Interest.

(d)

To the extent requested by the Executive, the Company and the Affiliated Entities shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e)

The following terms shall have the following meanings for purposes of this Section 8:

(1)

“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(2)

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(3)

“Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(4)

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.

(5)

“Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(f)

The provisions of this Section 8 shall survive the expiration of the Agreement.

Section 9.

Restrictive Covenants.

(a)

Applicable Covenants.  Immediately prior to a Change of Control, any trade secret, confidentiality, nondisparagement, noncompetition, nonsolicitation, noninterference or similar covenant contained in any agreement between the Executive and any Affiliated Entity or otherwise applicable to the Executive will terminate and have no further force and effect.  On and following the Effective Date, the Executive will solely be subject to the restrictive covenants set forth in this Section 9.

(b)

Trade Secrets.  The parties hereto acknowledge that the Company has taken and will continue to take actions to protect that information which qualifies as a trade secret under applicable law (a “Trade Secret”).  Accordingly, the Executive agrees that on and following the Effective Date, and thereafter for so long as such information remains a Trade Secret, the Executive shall not, directly or indirectly, use or disclose any Trade Secret of the Company or any Affiliated Entity.  With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  The Executive is further notified that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Trade Secrets to the Executive’s attorney and use the Trade Secret information in the court proceeding, provided that, the Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

(c)

Confidentiality.  The parties hereto acknowledge that the Company has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain non-Trade Secret confidential and proprietary information (collectively, the “Confidential Information”).  The parties hereto further acknowledge that the Company has taken and will continue to take actions to protect the Confidential Information.  Accordingly, the Executive agrees that on and following the Effective Date, and until the sooner of (1) such time as the Confidential Information becomes generally available to the public through no fault of the Executive, (2) such time as the Confidential Information no longer provides a benefit to the Company, or (3) two (2) years after the termination of the Executive’s employment with the Company, the Executive will not, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Executive acquired while employed by the Company.  The requirements of confidentiality and the limitations on use and disclosure described in this Agreement shall not apply to Confidential Information that the Executive can demonstrate by clear and convincing evidence, at the time of disclosure by the Company to the Executive, was known to the Executive as evidenced by the Executive’s contemporaneous written records.  Nothing in this Section 9 is intended to, and shall not be interpreted in a manner that does, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).

(d)

Non-Interference with Customers.  For a period of six (6) months following the Date of Termination, the Executive will not, directly or indirectly, on behalf of him/herself or any other person, entity or enterprise, do any of the following:

(1)

solicit or accept business from any person or entity who is an Active Customer (defined below) of the Company, a subsidiary, or any of their affiliates, with whom the Executive has had business contact during the twelve (12) month period prior to the Date of Termination (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by the Executive during the Reference Period; or

(2)

request or advise any of the Active Customers (as defined below), suppliers or other business contacts of the Company who have business relationships with the Company and with whom the Executive had business contact during his or her employment with the Company to withdraw, curtail or cancel any of their business relations with the Company.

(e)

Non-Interference with Employees.  For a period of six (6) months following the Date of Termination, the Executive will not, directly or indirectly, on behalf of him/herself or any other person, entity or enterprise, do any of the following:

(1)

directly or indirectly solicit any Restricted Person (as defined below) to provide services to any person or entity in a manner reasonably likely to pose a competitive threat to the Company; or

(2)

directly or indirectly solicit any Restricted Person to provide services to any person or entity in a manner reasonably likely to have a material negative effect on the Company’s business.

(f)

Non-Disparagement.

(1)

On and following the Date of Termination, the Executive agrees to refrain from making any negative, disparaging, denigrating or derogatory remarks, comments or statements, either orally or in writing, and whether true or not, about the Company, its predecessors and successors, and their directors, officers, shareholders, employees or agents, to anyone, including, but not limited to, the Company’s current and former customers, employees, suppliers, vendors, and referral sources.  The Executive represents and promises in this regard that he or she shall not communicate, either directly or indirectly, with any media any negative, disparaging, denigrating or derogatory remarks regarding any aspect of the Company’s business or regarding any nonpublic information about the Company or its directors, officers, shareholders, employees or agents.  Negative, disparaging, denigrating or derogatory remarks as used in this Section 9(f)(1) shall include, but not be limited to, any statements that may reasonably be considered to be detrimental to the Company, to its business operations or reputation, or to the business, professional or personal reputations of the Company’s directors, officers, shareholders, employees or agents.

(2)

On and following the Date of Termination, the Company agrees to refrain from making any negative, disparaging, denigrating or derogatory remarks, comments or statements, either orally or in writing, and whether true or not, about the Executive.  The Company represents and promises that in this regard the Company shall not communicate, either directly or indirectly, with any media any negative, disparaging, denigrating or derogatory remarks regarding the Executive.  Negative, disparaging, denigrating or derogatory remarks as used in this Section 9(f)(2) include, but are not limited, to any statements that may be reasonably be considered to be detrimental to the Executive or the Executive’s business, professional or personal reputation.

(g)

Remedies.  Notwithstanding any other provision of this Agreement, if the Company or the Executive breaches any provision of this Section 9, the Executive or the Company, as applicable, shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security):  (1) restraining and enjoining any act which would constitute a breach, or (2) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to such party, including monetary damages.  If any court of competent jurisdiction shall deem any provision in this Section 9 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.  The restrictive covenants set forth in this Section 9 shall survive the termination of the Executive’s employment for any reason during the Protection Period, and the Executive and the Company shall continue to be bound by the terms of this Section 9 as if this Agreement was still in effect.

(h)

Relevant Definitions.  For purposes of this Section 9:

(1)

“Active Customer” shall mean any customer or prospective customer of the Company which, within the Reference Period, either received any products or services supplied by or on behalf of the Company or was the recipient of at least two (2) business contacts by any personnel of the Company (including the Executive).

(2)

“Restricted Person” shall mean any employee of the Company employee (1) has been entrusted with the Company’s Confidential Information or Trade Secrets in connection with his/her employment with the Company and (2) with whom the Executive directly worked at any point during the Reference Period.

Section 10.

Indemnification.  The Company shall indemnify the Executive and hold the Executive harmless to the fullest extent permitted by law and under the charter and by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company and the Affiliated Entities.

Section 11.

Successors.

(a)

This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)

This Agreement shall inure to the benefit of and be binding upon the Company and the Affiliated Entities and their respective successors and assigns.  Except as provided in Section 11(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

(c)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Affiliated Entities would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 12.

Miscellaneous.

(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.  The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(b)

This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

the most recent address on file at the Company; and

if to the Company:

Associated Banc-Corp
Attention:  Executive Vice President, General Counsel and Corporate Secretary
433 Main Street

Green Bay, Wisconsin 54301

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)

The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company and/or an Affiliated Entity is “at will” and the Executive’s employment may be terminated by either the Executive or the Company (with effect at the applicable Affiliated Entity) at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.

(h)

From and after the Effective Date, except as otherwise provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

Section 13.

Section 409A of the Code.

(a)

General.  The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall, in all respects, be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section

409A of the Code shall be paid under the applicable exception to the maximum extent permissible.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)

Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, that (1) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that, the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (2) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (3) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (4) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the date first written above).

(c)

Delay of Payments.  Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive under Section 4 constitute deferred compensation within the meaning of Section 409A of the Code (including by reason of the separation pay and benefits under this Agreement being aggregated with the separation pay and benefits under another arrangement to which the Executive and the Company or an Affiliated Entity are a party or in which the Executive is an eligible participant), (1) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Date of Termination on account of the Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first business day of the seventh month following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (2) if the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death; and (3) in no event shall the Date of Termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

Section 14.

Survivorship.  Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ASSOCIATED BANC-CORP

By:

  Name: Randall J. Erickson
  Title:   Executive Vice President, General Counsel and
              Corporate Secretary

[Name]

[Signature Page to Associated Banc-Corp Change of Control Agreement]